Exhibit 7.13




                             Roche Holdings, Inc.
                             15 East North Street
                             Dover, Delaware 19901



                                    By Fax: [omitted](*)

                                    Mister Robert A. Swanson
                                    [omitted](*)

                                    January 24, 1997 PM/et
Dear Mr. Swanson,

We decided today to accept your offer of Genentech, Inc. shares.

Herewith we confirm the purchase from you of 1,100,000 shares Genentech, Inc. at USD54.-(NYSE closing price of January 23, 1997), total amount USD 59,400,000.

We propose transfer of the shares, with duly transferred title to Roche Holdings, Inc., into an escrow account with Swiss Bank Corporation, New York. As soon as we have been notified by Swiss Bank Corporation, New York about the due transfer of the 1,100,000 shares Genentech, Inc., Roche Holding, Inc. will make the following payment within 2 New York business days:

    Amount of shares         Total amount in USD        Account
------------------------    ---------------------    --------------
             75,000                4,050,000          [omitted](*)
            150,000                8,100,000          [omitted](*)
            150,000                8,100,000          [omitted](*)
            725,000               39,150,000          [omitted](*)
------------------------    ---------------------
          1,100,000               59,400,000

__________________________

(*) Confidential portion omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2.

The exact payment details are listed on the attached sheet.

We trust this transaction is in the best interest of both parties.

                                          Yours sincerely,
                                          ROCHE HOLDINGS, INC.




                                          /s/ Hans Wyss
                                          -------------------------
                                              Hans Wyss




                                         /s/  Peter Matter
                                         --------------------------
                                              Peter Matter